Exhibit 99.1

March 11, 2016

Talend SA

800 Bridge Parkway, Suite 200

Redwood City, CA 94065

Ladies and Gentlemen:

Talend SA (the “Company”) has requested that McKnight Consulting Group Global Services (“MCG”) execute this letter in connection with a proposed initial public offering by the Company (the “IPO”).  In connection with the IPO, the Company will be filing a registration statement on Form F-1 (the “Registration Statement”) with the Securities and Exchange Commission.  In response to such request, please be advised as follows:

1.                                      MCG consents to the use and reference to MCG’s name and to the report entitled “Hadoop Integration Benchmark” dated October 2015.

2.                                      MCG consents to the use by the Company of the research data substantially in the form furnished hereto as Exhibit A, which will be included as part of the Registration Statement.  In granting such consent, MCG represents that, to its knowledge, the statements made in such research data are accurate and fairly present the matters referred to therein.

We understand the need for confidentially with respect to the Company’s planned initial public offering, and we agree to not discuss the planned offering with any third parties

Sincerely,

MCKNIGHT CONSULTING GROUP GLOBAL SERVICES

By:	/s/ William McKnight
Name:	William McKnight
Title:	President

Exhibit A

“Our technology is disruptive to existing incumbent players because it can run up to seven times faster on big data platforms than certain legacy integration products, according to an MCG study we commissioned, with a dramatically more flexible architecture and lower cost of ownership”

“This gives customers the ability to create rich, powerful data integration and data cleansing flows that can run up to seven times faster than certain incumbent integration products, according to an MCG study we commissioned.”

“Specifically, the study showed that for a particular data set, Talend Big Data Integration ran the most complex, largest data integration flows up to seven times faster, and indicated that the larger the data set, the wider the gap in execution time between the two products.”